Exhibit 10.1

LEASE AGREEMENT

LIBERTY PROPERTY LIMITED PARTNERSHIP

Landlord

AND

TORNIER, INC. Tenant

AT

NESBITT TECHNOLOGY CENTER

10801 Nesbitt Avenue

Bloomington, Minnesota 55437

LEASE AGREEMENT

Additional Provisions:

i

THIS LEASE AGREEMENT is made by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“Landlord”) and TORNIER, INC., a corporation organized under the laws of Minnesota (“Tenant”), and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant.

1. Basic Lease Terms and Definitions.

(a) Premises: The entire Building, consisting of approximately 56,000 rentable square feet as shown on Exhibit “A”.

(b) Building: Approximate rentable square feet: 56,000

      Address: 10801 Nesbitt Avenue, Bloomington, MN

(c) Term: 126 months (plus any partial month from the Commencement Date until the first day of the next full calendar month during the Term).

(d) Commencement Date: July 1, 2012.

(e) Expiration Date: The last day of the Term.

(f) Minimum Annual Rent: Payable in monthly installments as follows:

Lease Year	Annual		Monthly
1	$495,600.00	*	$41,300.00	*
2	509,600.04		42,466.67
3	523,599.96		43,633.33
4	537,600.00		44,800.00
5	551,600.04		45,966.67
6	565,599.96		47,133.33
7	579,600.00		48,300.00
8	593,600.04		49,466.67
9	607,599.96		50,633.33
10	621,600.00		51,800.00
11 (6 months)	635,600.04		52,966.67

*	The foregoing notwithstanding Minimum Annual Rent shall be abated for the first 6 months of the Term. The Minimum Annual Rent abatement shall be disregarded for purposes of calculating any management fee based on a percentage of rental revenues (so that the management fee included in Operating Expenses is not reduced on account of the abatement in Minimum Annual Rent).

(g) Estimated Annual Operating Expenses: $272,720.04, payable in monthly installments of $22,726.67, subject to adjustment as provided in this Lease. The foregoing notwithstanding, Operating Expense payments shall be abated for the first 3 months of the Term.

(h) Tenant’s Share: 100% (also see Definitions)

(i) Use: General office, warehouse and other purposes to the extent permitted under applicable Laws and in furtherance of Tenant’s business activities.

(j) Security Deposit: $64,000

(k) Addresses For Notices:

Landlord:	Liberty Property Limited Partnership 10400 Viking Drive, Suite 130 Eden Prairie, MN 55344 Attn: Vice President/City Manager	Tenant:	Before commencement of office operations at the Premises: 7701 France Avenue South, Suite 600 Edina, MN 55435 Attn: Chief Legal Officer

On and after commencement of office operations at the Premises: Premises

(l) Guarantor: None

(m) Additional Defined Terms: See Rider 1 for the definitions of other capitalized terms.

(n) Contents: The following are attached to and made a part of this Lease:

Rider 1 – Additional Definitions	Exhibits:	“A” – Plan showing Premises
“B” – Building Rules
“C” – Estoppel Certificate Form
“D” – Space Plan – Initial Tenant Improvements

2. Premises. Landlord leases to Tenant and Tenant leases from Landlord the Premises. Tenant accepts the Premises, Building and Exterior Areas “AS IS” (latent defects excepted), without relying on any representation, covenant or warranty by Landlord other than as expressly set forth in this Lease. Landlord and Tenant stipulate and agree to the rentable square footage set forth in Section 1(a) above without regard to actual measurement.

3. Use. Tenant shall occupy and use the Premises only for the Use specified in Section l above. Tenant shall not permit any conduct or condition which may endanger, disturb or interfere (whether through noise, odor, vibration or otherwise) with any neighboring properties or with the management of the Building. Tenant shall not use or permit the use of any portion of the Property for outdoor storage or installations outside of the Premises. Tenant may use all Exterior Areas only for their intended purposes.

4. Term. The Term of this Lease shall commence on the Commencement Date and shall end on the Expiration Date, unless sooner terminated in accordance with this Lease.

5. Rent; Taxes. Tenant agrees to pay to Landlord, without demand, deduction or offset (except as otherwise provided in this Lease), Minimum Annual Rent and Annual Operating Expenses for the Term. Tenant shall pay the Monthly Rent, in advance, on the first day of each calendar month during the Term, at Landlord’s address designated in Section 1 above unless Landlord designates otherwise; provided that Monthly Rent for the first full month (disregarding any initial rental abatement period) shall be paid at the signing of this Lease. If the Commencement Date is not the first day of the month, the Monthly Rent for that partial month shall be apportioned on a per diem basis and shall be paid on or before the Commencement Date. Tenant shall pay Landlord a service and handling charge equal to 5% of any Rent not paid within 5 days after the date due, provided that no such charge shall be applied with respect to the first such late payment (if any) in any calendar year. In addition, any Rent, including such charge, not paid within 5 days after the due date will bear interest at the Interest Rate from the date due to the date paid. Tenant shall pay before delinquent all taxes levied or assessed upon, measured by, or arising from: (a) the conduct of Tenant’s business; (b) Tenant’s leasehold estate; or (c) Tenant’s property. Additionally, Tenant shall pay to Landlord all sales, use, transaction privilege, or other excise tax that may at any time be levied or imposed upon, or measured by, any amount payable by Tenant under this Lease.

6. Operating Expenses. The amount of the Annual Operating Expenses set forth in Section 1(g) above represents Tenant’s Share of the estimated Operating Expenses for the calendar year in which the Term commences. Landlord may adjust such amount from time to time if the estimated Annual Operating Expenses increase or decrease; Landlord may also invoice Tenant separately from time to time for Tenant’s Share of any extraordinary or unanticipated Operating Expenses. By April 30th of each year (and as soon as practical after the expiration or termination of this Lease or, at Landlord’s option, after a sale of the Property), Landlord shall provide Tenant with a statement of Operating Expenses for the preceding calendar year or part thereof. Within 30 days after delivery of the statement to Tenant, Landlord or Tenant shall pay to the other the amount of any overpayment or deficiency then due from one to the other or, at Landlord’s option, Landlord may credit Tenant’s account for any overpayment. If Tenant does not give Landlord notice within 180 days after receiving Landlord’s statement that Tenant disagrees with the statement and specifying the items and amounts in dispute, Tenant shall be deemed to have waived the right to contest the statement. Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of this Lease.

7. Utilities. Tenant shall pay for water, sewer, gas, electricity, heat, power, telephone and other communication services and any other utilities supplied to the Premises. Tenant shall obtain service in its own name and timely pay all charges directly to the provider. Landlord shall not be responsible or liable for any interruption in such services, nor shall such interruption affect the continuation or validity of this Lease; provided, however, that if the interruption in services (i) has a material negative impact on the Tenant’s conduct of business in the Premises, (ii) continues for a period of 3 consecutive business days, and (iii) resulted from the negligence or willful misconduct of Landlord or Landlord’s Agents, then Monthly Rent will be abated during the period of time that, and to the extent that, Tenant is unable to occupy the Premises for the conduct of Tenant’s business due to such interruption. Landlord shall not, without Tenant’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), voluntarily change the companies providing such services to the Building or Premises. Any wiring, cabling or other equipment necessary to connect Tenant’s telecommunications equipment shall be Tenant’s responsibility, and shall be installed in a manner approved by Landlord, not to be unreasonably withheld or delayed.

8. Insurance; Waivers; Indemnification.

(a) Landlord shall maintain insurance against loss or damage to the Building or the Property with coverage for perils as set forth under the “Causes of Loss-Special Form” or equivalent property insurance policy in an amount equal to the full insurable replacement cost of the Building (excluding coverage of Tenant’s personal property and any Alterations by Tenant), and such other insurance, including rent loss coverage, as Landlord may reasonably deem appropriate or as any Mortgagee may require.

(b) Tenant, at its expense, shall keep in effect commercial general liability insurance, including blanket contractual liability insurance, covering Tenant’s use of the Property, with such coverages and limits of liability as Landlord may reasonably require, but not less than a $1,000,000 combined single limit with a $3,000,000 general aggregate limit (which general aggregate limit may be satisfied by an umbrella liability policy) for bodily injury or property damage; however, such limits shall not limit Tenant’s liability hereunder. The policy shall name Landlord, Liberty Property Trust and any associated or affiliated entity providing property management services with respect to the Premises as their interests may appear and at Landlord’s request, any Mortgagee(s), as additional insureds, shall be written on an “occurrence” basis and not on a “claims made” basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord and to provide that it shall not be cancelable without at least 10 days prior notice to Landlord. The insurer shall be authorized to issue such insurance, licensed to do business and admitted in the state in which the Property is located and rated at least A VII in the most current edition of Best’s Insurance Reports. Tenant shall deliver to Landlord on or before the Commencement Date or any earlier date on which Tenant accesses the Premises, and at least 10 days prior to the date of each policy renewal, a certificate of insurance evidencing such coverage.

(c) Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by a standard “Causes of Loss-Special Form” property insurance policy with, in the case of Tenant, such endorsements and additional coverages as are considered good business practice in Tenant’s business, even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents; provided, however, such waiver by Landlord shall not be effective with respect to any deductible charged to Tenant pursuant to Section 9(b) below (not to exceed $25,000). This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this subsection and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss. Each party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary. Tenant assumes all risk of damage to the property of (i) Tenant, or Tenant’s Agents in or about the Premises or Property, and (ii) any other person whose property is used, leased or stored by Tenant in or about the Premises or Property, including in each case any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other tenant, or other cause.

(d) Tenant shall not be permitted to satisfy any of its insurance obligations set forth in this Lease through any self-insurance or self-insured retention in excess of $25,000 (this limit does not apply to Tenant’s deductible). Landlord will not unreasonably withhold, condition or delay its consent to a request by Tenant to raise this limit on self-insured retention; Tenant shall provide Landlord all information that Landlord may reasonably request to evaluate Tenant’s request.

(e) Subject to subsection (c) above, and except to the extent caused by the negligence or willful misconduct of Landlord or its Agents, Tenant will indemnify, defend, and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Landlord or its Agents and arising out of or in connection with loss of life, personal injury or damage to property in or about the Premises or arising out of any negligent act or omission of Tenant or its Agents, whether prior to, during or after the Term. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

(f) Subject to subsection (c) above and any express limitations in this Lease on Landlord’s liability, and except to the extent caused by the negligence or willful misconduct of Tenant or its Agents, Landlord will indemnify, defend, and hold harmless Tenant and its Agents from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Tenant or its Agents and arising out of or in connection with loss of life, personal injury or damage to property in or about the Property to the extent occasioned wholly or in part by any negligence or willful misconduct of Landlord or its Agents, whether prior to, during or after the Term. Landlord’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

9. Maintenance and Repairs.

(a) Landlord shall Maintain the: (i) Building footings, foundations, structural steel columns and girders at Landlord’s sole expense; (ii) Building roof and exterior walls; (iii) Building Systems; and (iv) Exterior Areas. Costs incurred by Landlord under the foregoing subsections (ii), (iii) and (iv) will be included in Operating Expenses. The foregoing notwithstanding, Tenant shall be solely responsible at its cost and expense for the Maintenance of any HVAC unit and related equipment exclusively serving any computer server, data center, clean room or similar specialized space within the Premises. Tenant shall enter into a maintenance contract for any such HVAC equipment reasonably acceptable to Landlord with a vendor reasonably acceptable to Landlord, and Landlord shall not be liable for any loss or damage to Tenant resulting from the failure of any such HVAC equipment. If Tenant becomes aware of any condition that is Landlord’s responsibility to repair, Tenant shall promptly notify Landlord of the condition. Moreover, regardless of who bears responsibility for repair, Tenant shall immediately notify Landlord if Tenant becomes aware of any areas of water intrusion or mold growth in or about the Premises.

(b) Except as provided in subsection (a) above, Tenant at its sole expense shall Maintain the Premises and all fixtures and equipment in the Premises. All repairs and replacements by Tenant shall utilize materials and equipment which are comparable to those originally used in constructing the Building and Premises. Alterations, repairs and replacements to the Property, including the Premises, made necessary because of Tenant’s Alterations or installations, any use or circumstances special or particular to Tenant, or any negligent or willful act or omission of Tenant or its Agents shall be made by Landlord or Tenant as set forth above, but at the sole expense of Tenant to the extent not covered by any applicable insurance proceeds paid to Landlord.

10. Compliance.

(a) Tenant will, at its expense, promptly comply with all Laws now or subsequently pertaining to the Premises or Tenant’s use or occupancy. Tenant will pay any taxes or other charges by any authority on Tenant’s property or trade fixtures or relating to Tenant’s use of the Premises. Neither Tenant nor its Agents shall use the Premises in any manner that under any Law would require Landlord to make any Alteration to or in the Building or Exterior Areas (without limiting the foregoing, Tenant shall not use the Premises in any manner that would cause the Premises or the Property to be deemed a “place of public accommodation” under the ADA if such use would require any such Alteration). Tenant shall be responsible for compliance with the ADA, and any other Laws regarding accessibility, with respect to the Premises. Notwithstanding the foregoing provisions to the contrary, in no event shall Tenant be responsible to make any Alteration to the Building or Exterior Areas pursuant to this subsection except to the extent arising from Tenant’s specific and unique manner of use of the Property.

(b) Tenant will comply, and will cause its Agents to comply, with the Building Rules. Landlord may adopt and Tenant shall comply with reasonable rules and regulations to promote energy efficiency, sustainability and environmental standards for the Property, as the same may be changed from time to time upon reasonable notice to Tenant.

(c) Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord’s insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form satisfactory to Landlord. If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional Rent within 30 days after being billed.

(d) Tenant agrees that (i) no activity will be conducted by Tenant or its Agents on the Premises that will use or produce any Hazardous Materials, except for activities which are part of the ordinary course of Tenant’s business and are conducted in accordance with all Environmental Laws (“Permitted Activities”); (ii) the Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Premises or Property will be used by Tenant or Tenant’s Agents for disposal of Hazardous Materials; (iv) Tenant will deliver to Landlord copies of all Material Safety Data Sheets and other written information prepared by manufacturers, importers or suppliers of any chemical; and (v) Tenant will promptly notify Landlord of any violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing. If at any time during or after the Term, any portion of the Property is found to be contaminated by Tenant or Tenant’s Agents or subject to conditions prohibited in this Lease caused by Tenant or Tenant’s Agents, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, attorneys’ fees, damages and obligations of any nature arising from or as a result thereof, and Landlord shall have the right to direct remediation activities, all of which shall be performed at Tenant’s cost. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

11. Signs. Except as expressly permitted in this Section, Tenant shall not place any signs on the Property without the prior consent of Landlord (which consent shall not be unreasonably withheld or delayed), other than signs that are located wholly within the interior of the Premises and not visible from the exterior of the Premises. Tenant may install two building-mounted exterior identification signs (one on the front of the Building and one on the side of the Building). Tenant shall also have the right to identification signage on the Building sign monument. All Tenant signage shall be installed and maintained at Tenant’s sole cost and expense. The design, size and location of Tenant’s signage shall be consistent with Landlord’s sign criteria and otherwise subject to municipal approvals and to Landlord’s reasonable approval. Tenant shall cause all Tenant signage to comply with all Laws. Tenant shall maintain all signs installed by Tenant in good condition. Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage, and shall restore the Property to its condition existing prior to the installation of Tenant’s signs.

12. Alterations. Except for non-structural Alterations that (i) do not exceed $50,000 (in the aggregate with respect to any particular project), (ii) are not visible from the exterior of the Premises, (iii) do not affect any Building System or the structural strength of the Building, (iv) do not require penetrations into the floor, ceiling or walls, and (v) do not require work within the walls, below the floor or above the ceiling, Tenant shall not make or permit any Alterations in or to the Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld or delayed. With respect to any Alterations made by or on behalf of Tenant (whether or not the Alteration requires Landlord’s consent): (i) not less than 10 days prior to commencing any Alteration, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord, Liberty Property Trust and any other associated or affiliated entity as their interests may appear as additional insureds, (ii) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor which shall not be unreasonably withheld or delayed, (iii) the Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above, approved by Landlord, and (iv) Tenant shall pay Landlord all reasonable costs and expenses in connection with Landlord’s review of Tenant’s plans and specifications, and of any supervision or inspection of the construction Landlord reasonably deems necessary. Any Alteration by Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time without payment by Landlord the Alteration shall remain on the Property and become the property of Landlord unless Landlord gives notice to Tenant as provided below to remove it, in which event Tenant will remove it, will repair any resulting damage and will restore the Premises to the condition existing prior to Tenant’s Alteration. With respect to any Alteration with respect to which Tenant obtains Landlord’s consent or otherwise at Tenant’s request, prior to Tenant making any Alterations, Landlord will notify Tenant whether Tenant is required to remove the Alterations at the expiration or termination of this Lease. Tenant may install its trade fixtures, furniture and equipment in the Premises, provided that the installation and removal of them will not affect any structural portion of the Property, any Building System or any other equipment or facilities serving the Building or any occupant.

13. Mechanics’ Liens. Tenant promptly shall pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises. Tenant shall keep the Premises and the Property free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant. Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien. Should any such lien or notice of such lien be filed against the Premises or the Property, Tenant shall discharge the same by bonding or otherwise within 15 business days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim.

14. Landlord’s Right of Entry. Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable notice (except in an emergency) to inspect, Maintain, or make Alterations to the Premises or Property, to exhibit the Premises for the purpose of sale or financing, and, during the last 12 months of the Term, to exhibit the Premises to any prospective tenant. Landlord will make reasonable efforts not to inconvenience Tenant in exercising such rights, and upon making such efforts, Landlord shall not be liable for any interference with Tenant’s occupancy resulting from Landlord’s entry.

15. Damage by Fire or Other Casualty. If the Premises or Exterior Areas shall be damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord, and Landlord, subject to the conditions set forth in this Section, shall repair such damage and restore the Premises or Exterior Areas to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures, equipment, or Alterations installed by or on behalf of Tenant. Landlord shall notify Tenant, within 30 days after the date of the casualty, if Landlord anticipates that the restoration will take more than 180 days (or, if the casualty occurs during the last 12 months of the Term, if Landlord anticipates the restoration will take more than 90 days) from the date of the casualty to complete; in such event, either Landlord or Tenant may terminate this Lease effective as of the date of casualty by giving notice to the other within 20 days after Landlord’s notice. Moreover, Landlord may terminate this Lease if the loss is not substantially covered by the insurance required to be maintained by Landlord under this Lease. Tenant will receive an abatement of Minimum Annual Rent and Annual Operating Expenses to the extent the Premises are rendered untenantable as a result of the casualty. In the event that Landlord is required to or otherwise elects to restore the Premises as provided in this Section 15, and Landlord fails to complete such restoration by the earlier of: (a) 60 days after the date estimated by Landlord for completion of the repairs, or (b) 240 days after the occurrence of the event of casualty, then Tenant shall have the right, exercisable by notice to Landlord given after the expiration of the applicable time period set forth above, to terminate this Lease effective not less than 30 days after the date of such Tenant’s notice (except that if Landlord completes such restoration before the effective date of such termination, such termination shall be deemed a nullity).

16. Condemnation. If (a) all of the Premises are Taken, (b) any part of the Premises is Taken and the remainder is insufficient in Tenant’s reasonable opinion for the reasonable operation of Tenant’s business, or (c) any of the Property is Taken, and, in Landlord’s opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession. If this Lease is not terminated, Landlord shall restore the Building to a condition as near as reasonably possible to the condition prior to the Taking, the Minimum Annual Rent shall be abated for the period of time all or a part of the Premises is untenantable in proportion to the square foot area untenantable, and this Lease shall be amended appropriately. The compensation awarded for a Taking shall belong to Landlord. Except for any relocation benefits to which Tenant may be entitled, Tenant hereby assigns all claims against the condemning authority to Landlord, including, but not limited to, any claim relating to Tenant’s leasehold estate. In the event that the rentable area of the Premises is reduced due to such Taking, and Landlord and Tenant elect not to terminate this Lease, Minimum Annual Rent shall be reduced in proportion to the reduction in the rentable area of the Premises.

17. Quiet Enjoyment. Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the terms of this Lease.

18. Assignment and Subletting.

(a) Except as provided in Section (b) below, Tenant shall not enter into nor permit any Transfer voluntarily or by operation of law, without the prior consent of Landlord, which consent shall not be unreasonably withheld or delayed. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if (i) the business, business reputation or creditworthiness of the proposed transferee is unacceptable to Landlord in its reasonable discretion, (ii) Landlord or an affiliate of Landlord has comparable space within the southwest metropolitan area available for lease by the proposed transferee or (iii) an Event of Default by Tenant then exists. A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer. In no event shall any Transfer relieve Tenant from any obligation under this Lease. Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Any Transfer not in conformity with this Section 18 shall be void at the option of Landlord.

(b) Landlord’s consent shall not be required in the event of any Transfer by Tenant to an Affiliate provided that (i) the Affiliate has a tangible net worth at least equal to that of Tenant as of the date of this Lease (this test shall not apply if the Affiliate is a wholly-owned subsidiary, directly or indirectly, of Tenant), (ii) Tenant provides Landlord notice of the Transfer at least 15 days prior to the effective date, together with current financial statements of the Affiliate certified by an executive officer of the Affiliate, and (iii) in the case of an assignment or sublease, Tenant delivers to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the Affiliate, together with a certificate of insurance evidencing the Affiliate’s compliance with the insurance requirements of Tenant under this Lease.

(c) The provisions of subsection (a) above notwithstanding, if Tenant proposes to Transfer all of the Premises (other than to an Affiliate), Landlord may terminate this Lease, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition. If Tenant proposes to enter into a Transfer of less than all of the Premises (other than to an Affiliate), Landlord may amend this Lease to remove the portion of the Premises to be transferred, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition. If this Lease is not so terminated or amended, Tenant shall pay to Landlord, immediately upon receipt, one-half of profits received by Tenant in connection with the Transfer after deduction of brokerage commissions, tenant inducements, attorneys’ fees and other reasonable costs incurred by Tenant in connection with the Transfer.

(d) If Tenant requests Landlord’s consent to a Transfer, Tenant shall provide Landlord, at least 15 days prior to the proposed Transfer, current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests. Provided Tenant’s transmittal letter contains the language set out in the following sentence, Landlord will be deemed to have granted its consent to the proposed Transfer if Landlord has not denied its consent in written notice to Tenant given on or before the date that is 15 days following the date Landlord receives Tenant’s request for consent accompanied by all required supporting documentation. Tenant’s transmittal letter shall include substantially the following language, in uppercase, boldfaced type: “NOTE: PURSUANT TO SECTION 18(D) OF THE LEASE, LANDLORD SHALL BE DEEMED TO HAVE CONSENTED TO THE TRANSFER REQUESTED IN THIS LETTER UNLESS LANDLORD DENIES THE REQUEST WITHIN 15 DAYS OF LANDLORD’S RECEIPT OF THIS LETTER.” Immediately following any approved assignment or sublease, Tenant shall deliver to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease. Tenant agrees to reimburse Landlord for reasonable administrative and attorneys’ fees (not to exceed $1,500 in the case of a routine consent) in connection with the processing and documentation of any Transfer for which Landlord’s consent is requested.

19. Subordination; Mortgagee’s Rights.

(a) Tenant accepts this Lease subject and subordinate to any Mortgage now or in the future affecting the Premises, provided that Tenant’s right of possession of the Premises shall not be disturbed by the Mortgagee so long as Tenant is not in default under this Lease beyond any applicable cure period. This clause shall be self-operative, but within 10 business days after request, Tenant shall execute and deliver any further instruments confirming the subordination of this Lease and any further instruments of attornment that the Mortgagee may reasonably request. However, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such Mortgage without regard to their respective dates of execution and delivery; provided that such subordination shall not affect any Mortgagee’s rights with respect to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such Mortgage and the execution of this Lease.

(b) No Mortgagee shall be (i) liable for any act or omission of a prior landlord (but upon taking title to the Property a Mortgagee shall be obligated to cure the defaults, if any, of a prior landlord that are of a continuing nature and relate to such landlord’s maintenance and repair obligations), (ii) subject to any rental offsets (other than offsets expressly provided for in this Lease) or defenses against a prior landlord, (iii) bound by any amendment of this Lease that materially increases Landlord’s obligations under this Lease or materially decreases Tenant’s obligations under this Lease made without its written consent, or (iv) bound by payment of Monthly Rent more than one month in advance or liable for any other funds paid by Tenant to Landlord unless such funds actually have been transferred to the Mortgagee by Landlord.

(c) The provisions of Sections 15 and 16 above notwithstanding, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of any Mortgagee.

20. Tenant’s Certificate; Financial Information. Within 10 business days after Landlord’s request from time to time, (a) Tenant shall execute, acknowledge and deliver to Landlord, for the benefit of Landlord, Mortgagee, any prospective Mortgagee, and any prospective purchaser of Landlord’s interest in the Property, an estoppel certificate in the form of attached Exhibit “C” (or comparable form reasonably requested by Landlord), modified as necessary to accurately state the facts represented, and (b) unless Tenant (or the parent entity with which Tenant’s financials are consolidated) is a public company whose shares are traded on a major national exchange, Tenant shall furnish to Landlord, Landlord’s Mortgagee, prospective Mortgagee and/or prospective purchaser reasonably requested financial information. Landlord agrees to keep any private financial information provided to it by Tenant confidential (except for disclosure to the parties listed in this subsection (b)), and any Mortgagee, prospective Mortgagee and/or prospective purchaser with which Landlord shares such information shall be informed by Landlord of the obligation to keep such information confidential.

21. Surrender.

(a) On the date on which this Lease expires or terminates, Tenant shall return possession of the Premises to Landlord in good condition, except for ordinary wear and tear, and except for casualty damage or other conditions that Tenant is not required to remedy under this Lease. Prior to the expiration or termination of this Lease, Tenant shall remove from the

Property all furniture, trade fixtures, equipment, wiring and cabling (unless Landlord directs Tenant otherwise), and all other personal property installed by Tenant or its assignees or subtenants. Tenant shall repair any damage resulting from such removal and shall restore the Property to good order and condition. Any of Tenant’s personal property not removed as required shall be deemed abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property or sale proceeds as its property. If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer.

(b) If Tenant remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s occupancy of the Premises shall be that of a tenancy at will. Tenant’s occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that the Monthly Rent shall be one and one-half times the Monthly Rent payable for the last full month immediately preceding the holdover. No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. Any provision in this Lease to the contrary notwithstanding, any holdover by Tenant shall constitute a default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the event of a Tenant default, and Tenant shall be liable for all damages, including consequential damages, that Landlord suffers as a result of the holdover.

22. Defaults – Remedies.

(a) It shall be an Event of Default by Tenant:

(i) If Tenant does not pay in full when due any and all Rent and, except as provided in Section 22(c) below, Tenant fails to cure such default on or before the date that is 5 business days after Landlord gives Tenant notice of default;

(ii) If Tenant enters into or permits any Transfer in violation of Section 18 above;

(iii) If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease, and, except as provided in Section 22(c) below, Tenant fails to cure the default on or before the date that is 30 days after Landlord gives Tenant notice of default; provided, however, if the default cannot reasonably be cured within 30 days following Landlord’s giving of notice, Tenant shall be afforded additional reasonable time (not to exceed 90 days following Landlord’s notice) to cure the default if Tenant begins to cure the default within 30 days following Landlord’s notice and continues diligently in good faith to completely cure the default; or

(iv) If Tenant becomes insolvent or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute an Event of Default until such proceeding has continued unstayed for more than 60 consecutive days.

(b) If an Event of Default by Tenant occurs, Landlord shall have the following rights and remedies:

(i) Landlord, without any obligation to do so, may elect to cure the default on behalf of Tenant, in which event Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing the default, plus interest at the Interest Rate from the respective dates of Landlord’s incurring such costs, which sums and costs together with interest at the Interest Rate shall be deemed additional Rent;

(ii) To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property, by lawful means. Landlord may, at Landlord’s option, make Alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant’s account. Tenant agrees to pay to Landlord on demand any deficiency (taking into account all costs incurred by Landlord) that may arise by reason of such reletting. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;

(iii) To terminate this Lease and the Term and to require Tenant to pay to Landlord all past due amounts under this Lease plus the sum of (A) the present value (as of the date of such election) of the amount, if any, by which (1) the Rent which would have been payable during the period (the “Remaining Period”) from the date of such election through the last day of the Term if this Lease had remained in effect exceeds (2) the fair market Rent as determined by Landlord in its reasonable discretion for the Premises for the Remaining Period (after allowance for a re-letting period determined by Landlord in its reasonable discretion based on market conditions at that time) (for purposes of calculating the present value of such excess, a discount rate equal to the annual yield on U.S. Treasury Bonds with a remaining term that most closely approximates the Remaining Period shall be employed, and it shall be assumed that the excess will be payable in equal monthly installments over the Remaining Period), and (B) Landlord’s actual expenses relating to the recovery of the Premises and performing any other covenants that would otherwise have been performed by Tenant, whether relating to the repair and restoration of the Premises following surrender or otherwise; and

(iv) To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken.

(c) Any provision to the contrary in this Section 22 notwithstanding, (i) Landlord shall not be required to give Tenant the notice and opportunity to cure provided in Section 22(a) above more than twice in any consecutive 12-month period, and thereafter Landlord may declare an Event of Default without affording Tenant any of the notice and cure rights provided under this Lease, and (ii) Landlord shall not be required to give such notice prior to exercising its rights under Section 22(b) if Tenant fails to comply with the provisions of Sections 13, 20 or 27 or, with respect to Landlord’s rights under Section 22(b)(i), in an emergency.

(d) No waiver by either party hereto of any breach by the other party shall be a waiver of any subsequent breach, nor shall any forbearance by either party hereto to seek a remedy for any breach by the other party be a waiver of any rights and remedies with respect to such or any subsequent breach. Efforts by either party to mitigate the damages caused by the other party’s default shall not constitute a waiver of the non-breaching party’s right to recover damages hereunder. No right or remedy herein conferred upon or reserved to either party is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.

(e) If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the other party attorneys’ fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.

(f) Landlord and Tenant waive the right to a trial by jury in any action or proceeding based upon or related to, the subject matter of this Lease.

(g) If (i) Landlord shall be in default of any of its Maintenance obligations under this Lease or shall fail to provide Tenant any of the services to be provided by Landlord under this Lease, (ii) such default prevents Tenant from using and occupying the Premises for the conduct of Tenant’s business therein, (iii) Tenant gives Landlord written notice specifying the nature of the default and specifying that Tenant intends to exercise its self-help rights under this subsection, and (iv) Landlord fails to cure such default within 30 days after Landlord receives Tenant’s notice (or within such reasonable additional time [not to exceed 180 days in any event] as may be necessary, because of weather conditions or other circumstances, to cure such default provided Landlord commences such cure within said period and thereafter diligently prosecutes such cure to completion), then Tenant may, without any obligation to do so, cure such default on behalf of Landlord. Landlord shall reimburse Tenant within 30 days of demand for any reasonable out-of-pocket sums paid or costs incurred by Tenant in curing such default (“Tenant’s Cost of Cure”), which demand shall be accompanied by invoices or other reasonable documentation evidencing amounts incurred by Tenant. If Landlord fails to reimburse Tenant within said 30-day period, Tenant shall have the right to set-off Tenant’s Cost of Cure against the monthly installments of Minimum Annual Rent next due under the Lease, until Tenant shall have recovered in full Tenant’s Cost of Cure, provided, however, in no event, except as provided in the following sentence, shall Tenant be entitled to set-off in any month more than 15% of the scheduled installment of Minimum Annual Rent for such month. The preceding sentence notwithstanding, during the last 12 months of the Term, Tenant may offset against Minimum Annual Rent such amounts as may be necessary for Tenant to recover in full Tenant’s Cost of Cure prior to the expiration of this Lease. To the extent Tenant’s Cost of Cure include items properly includable in Operating Expenses, Landlord may include in Operating Expenses such amounts reimbursed by Landlord or offset by Tenant.

23. Tenant’s Authority. Tenant represents and warrants to Landlord that: (a) Tenant is duly formed, validly existing and in good standing under the laws of the state under which Tenant is organized, and qualified to do business in the state in which the Property is located, and (b) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant.

24. Liability of Landlord. The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord. Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security Deposit, Landlord shall be relieved of all liability upon transfer of such portion to its successor in interest). Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue. Landlord shall not be deemed to be in default under this Lease unless Tenant gives Landlord notice specifying the default and Landlord fails to cure the default within a reasonable period following Tenant’s notice. In no event shall Landlord be liable to Tenant for any loss of business or profits of Tenant or for consequential, punitive or special damages of any kind. Neither Landlord nor any principal of Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises; Tenant shall look solely to the equity of Landlord in the Property for the satisfaction of any claim by Tenant against Landlord.

25. Miscellaneous.

(a) The captions in this Lease are for convenience only, are not a part of this Lease and do not in any way define, limit, describe or amplify the terms of this Lease.

(b) This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property. No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in this Lease. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation. The word “person” includes a natural person, a partnership, a corporation, a limited liability company, an association and any other form of business association or entity. Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.

(c) Each covenant, agreement, obligation, term, condition or other provision contained in this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided. All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.

(d) If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein. This Lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.

(e) This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and permitted successors and assigns. All persons liable for the obligations of Tenant under this Lease shall be jointly and severally liable for such obligations.

(f) Tenant shall not record this Lease or any memorandum without Landlord’s prior consent.

26. Notices. Any notice, consent or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified in Section 1 above (or to such other address as either may designate by notice to the other) with a copy to any Mortgagee or other party designated by Landlord. Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the day of actual delivery to the intended recipient or on the business day delivery is refused. The giving of notice by Landlord’s attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord.

27. Security Deposit. At the time of signing this Lease, Tenant shall deposit with Landlord the Security Deposit to be retained by Landlord as cash security for the faithful performance and observance by Tenant of the provisions of this Lease. Tenant shall not be entitled to any interest on the Security Deposit. Landlord shall have the right to commingle the Security Deposit with its other funds. Landlord may use the whole or any part of the Security Deposit for the payment of any amount as to which Tenant is in default or to compensate Landlord for any loss or damage it may suffer by reason of Tenant’s default under this Lease. If Landlord uses all or any portion of the Security Deposit as herein provided, within 10 days after demand, Tenant shall pay Landlord cash in an amount equal to that portion of the Security Deposit used by Landlord. If no Event of Default by Tenant then exists, the Security Deposit shall be returned to Tenant within 30 days after the Expiration Date and surrender of the Premises to Landlord.

28. Initial Leasehold Improvements.

(a) Plan Approval. Landlord and Tenant hereby approve the plans and specifications for the initial leasehold improvements to be constructed by Tenant (the “Initial Tenant Improvements”) listed on, or attached to this Lease as, Exhibit “D” (the “Approved Plans”). Following completion of construction, Tenant shall provide Landlord with a copy of the “as built” plans.

(b) Completion by Tenant. Tenant accepts the Premises in its “AS-IS” condition (latent defects excepted), without obligation on the part of Landlord to provide any leasehold improvements or any leasehold improvement allowance. Tenant shall construct the Initial Tenant Improvements at Tenant’s sole cost and expense, subject, however, to the Tenant Allowances provided for in subsection (e) below. The Initial Tenant Improvements shall be constructed in accordance with the Approved Plans, be constructed in a good and workmanlike manner, and shall comply at the time of completion with all Laws. In constructing the Initial Tenant Improvements, Tenant shall comply with Sections 12 and 13 of the Lease and the following conditions:

(i) The general contractor shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, delayed or conditioned. Landlord and Tenant acknowledge that Landlord has approved Greiner Construction as general contractor. Moreover, Tenant shall utilize Landlord’s preferred mechanical and electrical contractors. Tenant shall cause all contractors and subcontractors to provide Landlord the certificates of insurance required under Section 12 of the Lease.

(ii) Prior to commencing construction, Tenant shall obtain and deliver to Landlord copies of all permits and licenses required to be issued by any authority in connection with Tenant’s construction. Upon completion of construction, Tenant shall obtain and deliver to Landlord a certificate of occupancy or its equivalent issued by the applicable municipality.

(iii) The warranties from Tenant’s contractor(s) shall be for the benefit of Landlord, as well as Tenant, and Tenant shall deliver copies of such warranties to Landlord upon receipt.

(iv) In addition to the right of Landlord and its Agents to inspect the Premises set forth in Section 14 of the Lease, Landlord and its Agents shall have the right, at its sole cost and expense, to periodically inspect the work and to conduct a walk-through inspection of the Premises as completed by Tenant.

(v) Tenant shall obtain, and provide Landlord copies of, lien waivers from all contractors providing labor and/or materials for the Initial Tenant Improvements.

(vi) Landlord shall be provided reasonable advance notice of all construction meetings and shall have the right to attend.

(vii) Tenant and its Agents shall consult with Landlord with respect to all construction activities affecting or tying into any Building Systems (including, but not limited to, energy management systems, electrical and gas service, HVAC, plumbing, and fire and life safety systems).

(viii) Tenant and its Agents shall observe Landlord’s reasonable requirements for hot work and fire impairments.

(c) Access. Immediately following the full execution and delivery of this Lease, approval of Tenant’s Construction Drawings and Tenant’s receipt (and delivery of copies to Landlord) of all necessary construction permits, Tenant and its Agents shall have the right, at Tenant’s own risk, expense and responsibility, to access the Premises for the purpose of (a) constructing the Initial Tenant Improvements, (b) installing Tenant’s furniture, telecommunication cabling, and trade fixtures, and (c) commencing its business operations in the Premises. Tenant shall, and will cause its contractors and other Agents to, comply with such reasonable rules and regulations regarding such access and the completion of such work as Landlord may hereafter adopt, to the extent such rules are otherwise consistent with the Lease. Tenant shall comply with and observe all provisions of the Lease with respect to any access to or occupancy of the Premises by Tenant prior to the Commencement Date, including payment of utilities and carrying the insurance specified by the Lease, as if the Term of this Lease with respect to the Premises had already commenced, except that Tenant shall have no obligation to pay any Monthly Rent for this pre-commencement access period.

(d) Commencement Date. The Commencement Date of July 1, 2012 is not contingent upon the completion of the Initial Tenant Improvements, and shall occur on July 1, 2012 regardless of whether Tenant has completed construction of the Initial Tenant Improvements or taken occupancy of the Premises by said date.

(e) Tenant Allowances. Landlord agrees to provide Tenant with the following allowances towards the costs and expenses incurred by Tenant in connection with the Initial Tenant Improvements (the “Tenant Allowances”):

(i) Landlord shall reimburse Tenant for space planning costs in the amount of $6,700.

(ii) Landlord shall provide Tenant a Construction Allowance of $1,400,000.00 towards to the costs and expenses incurred by Tenant for the construction of the Initial Tenant Improvements, including architectural, engineering and permitting fees. The Construction Allowance may not be used for furniture, fixtures, equipment, phone systems or other removable personal property of Tenant. Tenant shall be responsible for all costs and expenses of the Initial Tenant Improvements in excess of the Construction Allowance. Upon written request of Tenant, and provided no Event of Default on the part of Tenant then exists, Landlord will increase the Construction Allowance by up to an additional $560,000, to be made available after the initial $1,400,000.00 Construction Allowance has been utilized in full (the additional allowance is herein termed, the “Additional Construction Allowance”). Any such request for an increase in the Construction Allowance must be made on or before the end of the first Lease Year, and must be for leasehold improvements in and to the Premises completed during the first Lease Year. If the Construction Allowance is increased as provided herein, the Additional Construction Allowance will be amortized over the initial Term of the Lease (excluding any initial net rental abatement period) with an interest factor of 10% per annum and added to the Minimum Annual Rent (for example, if the Additional Construction Allowance amounted to $500,000, the Minimum Annual Rent for each month during the initial Term would be increased by $6,607.54). The increased Minimum Annual Rent will be applied retroactive to the date Minimum Annual Rental payments commenced under this Lease, and Tenant shall pay any necessary catch-up payment with the next installment of Minimum Annual Rent. If Tenant so elects to use all or part of the Additional Construction Allowance, the parties will, at either party’s request, enter into an amendment to this Lease documenting the resulting rental increase.

Any application by Tenant for payment from the Tenant Allowances shall be in writing, explain in reasonable detail the basis for the amount requested in the application for payment, and be accompanied by evidence of the costs and expenses qualifying for reimbursement from the applicable Allowance, evidence of payment thereof by Tenant, lien waivers from all persons supplying labor or materials, and any other information or documentation that Landlord may reasonably request consistent with standard construction disbursing procedures. Reimbursement from the applicable Allowance shall be paid within 30 days of a proper application for payment.

If Landlord defaults with respect to its obligations under this Section to pay all or part of the applicable Allowances, and such default is not cured by Landlord on or before the date that is 30 days following written notice from Tenant specifying the default and Tenant’s intention to exercise its right of set off provided herein, Tenant may offset the amount due to Tenant, as stated in Tenant’s default notice, against the installment(s) of Minimum Annual Rent next coming due under this Lease.

29. Extension Options. Tenant shall have the right and option to extend the Term of this Lease for up to 2 additional extension terms of 5-years each. Each such option must be exercised, if at all, by giving Landlord prior written notice, at least 12 months in advance (the “Exercise Deadline”) of the Expiration Date of the then current lease Term, of Tenant’s election to extend the lease Term; it being agreed that time is of the essence and that this option is personal to Tenant and is non-transferable to any assignee or sublessee (regardless of whether any such assignment or sublease was made with or without Landlord’s consent) that is not an Affiliate of Tenant or to any other person or entity. Each extension Term shall be under the same terms and conditions as provided in this Lease except as follows:

(a) there shall be no further options to extend the Term beyond the 2nd extension option;

(b) Tenant shall accept the Premises in its “as is” condition, without any obligation on the part of Landlord to provide any tenant improvements or tenant improvement allowance, except that for each extension term Tenant will be provided a refurbishment allowance of $5.00 per rentable square foot; and

(c) the Minimum Annual Rent for each Lease Year of the applicable Extension Term shall be the “Market Rent” as defined below and determined as follows. Within 30 days after Landlord receives timely notice from Tenant exercising Tenant’s extension option, Landlord will give notice to Tenant of its determination of the Market Rent for the Premises, and Landlord’s determination will constitute the Market Rent unless Tenant objects by giving Landlord written notice of objection (including Tenant’s determination of the Market Rent) within 20 days after Tenant’s receipt of Landlord’s determination. If Tenant so objects, and the parties are unable to agree upon the Market Rent within 30 days after the Tenant’s objection, then by written notice to the other either party may demand that Market Rent be determined by the appraisal process set forth below. If determination by appraisal is demanded, the Experts (as defined below) shall be instructed to determine the Minimum Annual Rent for the first Lease Year of the Extension Term, and the Minimum Annual Rent thereafter will increase by 3% for each Lease Year within the Extension Term (and, if the 3% annual increases are greater than or less than then-market escalations, that fact will be taken into consideration by the Experts in establishing the Minimum Annual Rent for the first Lease Year of the Extension Term). The Minimum Annual Rent for the first Lease Year of the Extension Term will be so determined by a board consisting of three independent and disinterested reputable commercial real estate professionals (licensed brokers/agents or appraisers) with at least 10 years experience in the leasing or appraising of the rental value of commercial flex space in the southwest submarket of the Minneapolis/St. Paul metropolitan area (the “Applicable Submarket”). Landlord and Tenant will each appoint its respective Expert within 30 days following the appraisal demand. The third Expert will be appointed by the first two Experts. If the first two Experts are unable to agree on a third Expert within 30 days after the appointment of the second Expert, then the third Expert shall be appointed by the local chapter of the Appraisal Institute. Any Expert so appointed by the Appraisal Institute shall be a disinterested reputable real estate appraiser with at least 10 years experience in appraising the rental value of commercial space in the Applicable Submarket, and shall be a member of the Appraisal Institute with the designation of “MAI.” The Experts shall be instructed to each independently reach their respective determinations of the Minimum Annual Rent for the first Lease Year of the Extension Term (to be Market Rent, assuming 3% annual escalations for subsequent Lease Years) within 45 days of the appointment of the third Expert. If determinations of at least two of the Experts are identical in amount, that amount will be determined to be the fair market Minimum Annual Rent for the first Lease Year of the Extension Term. If the determinations of all three Experts are different in amount, the highest appraised value will be averaged with the middle value (that average being referred to as “Sum A”). The lowest appraised value will be averaged with the middle value (that average being referred to as “Sum B”), and the fair market Minimum Annual Rent will be determined as follows: (i) if neither Sum A nor Sum B differs from the middle appraised value by more than 7% of the middle appraised value, then the fair market Minimum Annual Rent will be the average of the three appraisals, (ii) if either Sum A or Sum B (but not both) differs from the middle appraised value by more than 7% of the middle appraised value, then the fair market Minimum Annual Rent will be the average of the middle appraised value and the appraised value closer in amount to the middle appraised value, and (iii) if both Sum A and Sum B differ from the middle appraised value by more than 7% of the middle appraised value, then the fair market Minimum Annual Rent will be equal to the middle appraised value. Written notice of the fair market Minimum Annual Rent for the first Lease Year of the Extension Term as duly determined in accordance with this paragraph shall be promptly given to Landlord and Tenant and will be binding and conclusive on them, and Minimum Annual Rent for each subsequent Lease Year in the Extension Term shall be 103% of that payable in the previous year. Each party will bear its own expenses in connection with the appraisal proceeding (including the Expert appointed by it), and the fees of the third Expert will be borne equally. If, for any reason, the fair market Minimum Annual Rent has not been determined at the time of the commencement of the Extension Term, then the fair market Minimum Annual Rent will be the amount set forth in Landlord’s original determination, and if the determination of the Experts as provided above indicates that a lesser or greater amount should have been paid than that which was actually paid, a proper adjustment will be made in a payment from Landlord to Tenant, or Tenant to Landlord, as the case may be.

For purposes of this Section, “Market Rent” means the net annual rent that a willing tenant would pay, and a willing lessor would accept, in arms-length, bona fide negotiations, if the premises at issue were leased to a single tenant for the period in question under a lease pursuant to which such tenant would not receive any rental concession, such as rental abatements or “free rent” periods or rental assumption, inducements or any leasehold improvement allowance (but taking into consideration the $5.00 per rentable square foot refurbishment allowance provided herein to Tenant), and otherwise taking into account any other pertinent factors, including, but not limited to, the net effective annual rates per rentable square foot for leases of comparable space in comparable buildings recently or then being entered into in the Applicable Submarket (“Comparable Rates”). In determining the Market Rent and using Comparable Rates in connection with such determination, the following factors (and any other factors then known to be pertinent) shall be considered: the size of the premises; the length of the term; permitted use; quality of services provided; location and/or floor level; definition of rentable area; existing leasehold improvements; leasehold improvements to be provided by the lessor, whether directly or by allowance; the quality, age and location of the building; financial strength of the applicable tenant; rental concessions (such as rental abatements or “free rent” periods and rent assumptions); inducements; the respective obligations of the lessor and the tenant, the manner in which the rents are then subject to escalation and the time the particular rate under consideration became or will become effective.

If an Event of Default by Tenant under this Lease is continuing as of the date Tenant exercises this extension option or as of the Expiration Date of the then current lease Term, Landlord may at its option and in its sole discretion, declare this extension option void and of no further force or effect. If Tenant assigns this Lease or sublets more than 50% of the Premises to any person or entity that is not an Affiliate of Tenant, this extension option shall thereafter be void and of no further force or effect.

Upon the timely exercise of an extension option, at the request of either party the parties hereto will enter into an appropriate amendment to this Lease incorporating the terms of the Lease extension.

30. Termination Option. Tenant shall have a one-time right to terminate this Lease effective as of the last day of the 90th full month of the Term (the “Termination Date”), by providing Landlord written notice of Tenant’s election to terminate this Lease on or before the last day of the 78th full month of the Term (the “Notice Date”). If Tenant gives the termination notice, Tenant must pay, on or before the Notice Date, a termination fee (the “Termination Fee”) equal to the sum of (i) the following unamortized transaction costs incurred by Landlord with respect to this Lease: the cost of all Tenant Allowances (including any Additional Construction Allowance) provided tenant under Section 28 and brokerage commissions previously paid to Tenant’s broker (the “Transaction Costs”), and (ii) 3 months’ of Monthly Rent (calculated at the rate that would have been in effect for the 3 months following the Termination Date). The Transaction Costs shall be amortized on a straight-line basis over the term of this Lease (but excluding any period during which net rent is abated) at an interest rate of 10% per annum. If Tenant fails to give written notice of termination or to pay the Termination Fee by the Notice Date, time being of the essence, this right to terminate shall be void and of no further force or effect. Within 15 days following Tenant’s written request (which request must be made at least 20 days prior to the Notice Date) , Landlord will provide Tenant with a written statement of Landlord’s Transaction Costs and Landlord’s calculation of the Termination Fee. If an Event of Default by Tenant under this Lease is continuing as of the date Tenant exercises this termination option or as of the Termination Date, Landlord may at its option and in its sole discretion, declare this termination option void and of no further force or effect. Tenant shall pay all Rent under this Lease and abide by all of the terms and conditions of this Lease through and including the Termination Date.

Landlord’s approval:	/s/ David M. Jellison
Vice President & City Manager

/s/ Joseph A. Trinkle
Senior Vice President, Regional Director

Landlord and Tenant have executed this Lease on the respective date(s) set forth below.

Landlord:

LIBERTY PROPERTY LIMITED PARTNERSHIP

	By:	Liberty Property Trust, Sole General Partner

Date signed:
May 14, 2012		By:	/s/ Joseph A. Trinkle
Name: Joseph A. Trinkle
Title: Senior Vice President, Regional Director

Date signed:	Tenant:

May 14, 2012	TORNIER, INC.

	By:	/s/ Kevin M. Klemz
Name: Kevin M. Klemz
Title: Vice President, Chief Legal Officer and Secretary

Rider 1 to Lease Agreement

(Multi-Tenant Industrial)

ADDITIONAL DEFINITIONS

“ADA” means the Americans With Disabilities Act of 1990 (42 U.S.C. § 1201 et seq.), as amended and supplemented from time to time.

“Affiliate” means (i) any entity controlling, controlled by, or under common control of, Tenant, (ii) any successor to Tenant by merger, consolidation or reorganization, and (iii) any purchaser of all or substantially all of the assets of Tenant as a going concern.

“Agents” of a party means such party’s employees, agents, representatives, contractors, licensees or invitees.

“Alteration” means any addition, alteration or improvement to the Premises or Property, as the case may be.

“Building Rules” means the rules and regulations attached to this Lease as Exhibit “B” as they may be amended from time to time.

“Building Systems” means any electrical, mechanical, structural, plumbing, heating, ventilating, air conditioning, sprinkler, life safety or security systems serving the Building.

“Environmental Laws” means all present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment.

“Event of Default” means a default described in Section 22(a) of this Lease.

“Exterior Areas” means all areas and facilities on the Property located outside the Building, including, if applicable, driveways, sidewalks, parking, loading and landscaped areas.

“Hazardous Materials” means pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use, treatment, storage or disposal of which is regulated, restricted, or prohibited by any Environmental Law.

“Interest Rate” means interest at the rate of 1% per month.

“Land” means the lot or plot of land on which the Building is situated or the portion thereof allocated by Landlord to the Building.

“Laws” means all laws, ordinances, rules, orders, regulations, guidelines and other requirements of federal, state or local governmental authorities or of any private association or contained in any restrictive covenants or other declarations or agreements, now or subsequently pertaining to the Property or the use and occupation of the Property.

“Lease Year” means the period from the Commencement Date through the succeeding 12 full calendar months (including for the first Lease Year any partial month from the Commencement Date until the first day of the first full calendar month) and each successive 12-month period thereafter during the Term.

“Maintain” means to provide such maintenance, repair and, to the extent necessary and appropriate, replacement, as may be needed to keep the subject property in good condition and repair. Notwithstanding the foregoing provision to the contrary, Tenant shall not be responsible for the cost of any capital expenditures with respect to the Building or Property (excluding Tenant Alterations), except such expenditures incurred for improvements made for the purpose of reducing energy costs or to comply with Laws or changes in Laws enacted after the date of this Lease, and then only to the extent of such costs occurring within the Term of this Lease based on an amortization of such costs (including reasonable financing charges) over the expected useful life (or payback period if shorter) of the improvement.

“Monthly Rent” means the monthly installment of Minimum Annual Rent plus the monthly installment of estimated Annual Operating Expenses payable by Tenant under this Lease.

“Mortgage” means any mortgage, deed of trust or other lien or encumbrance on Landlord’s interest in the Property or any portion thereof, including without limitation any ground or master lease if Landlord’s interest is or becomes a leasehold estate.

“Mortgagee” means the holder of any Mortgage, including any ground or master lessor if Landlord’s interest is or becomes a leasehold estate.

“Operating Expenses” means all costs, fees, charges and expenses incurred or charged by Landlord in connection with the ownership, operation, maintenance and repair of, and services provided to, the Property, including, but not limited to, (i) the actual cost to Landlord for any utilities provided by Landlord pursuant to Section 7 of this Lease, (ii) the cost of insurance carried by Landlord pursuant to Section 8 of this Lease together with the cost of any deductible paid by Landlord in connection with an insured loss, (iii) Landlord’s cost to Maintain the Property, subject to the provisions of Section 9 of this Lease, (iv) the cost of trash and recyclables collection, (v) to the extent not otherwise payable by Tenant pursuant to Section 5 of this Lease, all levies, taxes (including real estate taxes, sales taxes and gross receipt taxes), assessments, liens, license and permit fees, together with the reasonable cost of contesting any of the foregoing, which are applicable to the Term, and which are imposed by any authority or under any Law, or pursuant to any recorded covenants or agreements, upon or with respect to the Property, or any improvements thereto, or directly upon this Lease or the Rent or upon amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord’s estate or interest in the Property, (vi) the annual amortization (over their estimated economic useful life or payback period, whichever is shorter) of the costs (including reasonable financing charges) of capital improvements or replacements to the extent chargeable to Tenant as provided elsewhere in this Rider, and (vii) a management and administrative fee not to exceed 4% of gross rents. The foregoing notwithstanding, Operating Expenses will not include: (i) depreciation on the Building, (ii) financing and refinancing costs (except as provided above), interest on debt or amortization payments on any mortgage, or rental under any ground or underlying lease, (iii) leasing commissions, advertising expenses, tenant improvements or other costs directly related to the leasing of the Property, or (iv) income, excess profits or corporate capital stock tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any taxes includable in Operating Expenses above. Landlord shall have the right to directly perform (by itself or through an affiliate) any services provided under this Lease provided that the Landlord’s charges included in Operating Expenses for any such services shall not exceed competitive market rates for comparable services.

“Property” means the Land, the Building, the Exterior Areas, and all appurtenances to them.

“Rent” means the Minimum Annual Rent, Annual Operating Expenses and any other amounts payable by Tenant to Landlord under this Lease.

“Taken” or “Taking” means acquisition by a public authority having the power of eminent domain by condemnation or conveyance in lieu of condemnation.

“Tenant’s Share” means the percentage obtained by dividing the rentable square feet of the Premises by the rentable square feet of the Building, as set forth in Section 1 of this Lease.

“Transfer” means (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant’s interest in this Lease, (ii) any sublease, license or concession of all or a portion of Tenant’s interest in the Premises, or (iii) any transfer of a controlling interest in Tenant.

EXHIBIT “B”

BUILDING RULES

1. Any sidewalks, lobbies, passages and stairways shall not be obstructed or used by Tenant for any purpose other than ingress and egress from and to the Premises. Landlord shall in all cases retain the right to control or prevent access by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, peace or character of the Property.

2. The toilet rooms, toilets, urinals, sinks, faucets, plumbing or other service apparatus of any kind shall not be used for any purposes other than those for which they were installed, and no sweepings, rubbish, rags, ashes, chemicals or other refuse or injurious substances shall be placed therein or used in connection therewith or left in any lobbies, passages, elevators or stairways.

3. Tenant shall not impair in any way the fire safety system and shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord, any governmental agency or any insurance company insuring the Building, including without limitation the insurer’s Red Tag Permit System, Hot Work Permit System and all other fire protection impairment procedures. No person shall go on the roof without Landlord’s prior written permission.

4. Skylights, windows, doors and transoms shall not be covered or obstructed by Tenant, and Tenant shall not install any window covering which would affect the exterior appearance of the Building, except as approved in writing by Landlord. Tenant shall not remove, without Landlord’s prior written consent, any shades, blinds or curtains in the Premises.

5. Without Landlord’s prior written consent, Tenant shall not hang, install, mount, suspend or attach anything from or to any sprinkler, plumbing, utility or other lines. If Tenant hangs, installs, mounts, suspends or attaches anything from or to any doors, windows, walls, floors or ceilings, Tenant shall spackle and sand all holes (excluding minor holes from small nails, tacks, and similar fasteners) and repair any damage caused thereby or by the removal thereof at or prior to the expiration or termination of the Lease. If Tenant elects to seal the floor, Tenant shall seal the entire unfinished floor area within the Premises.

6. Tenant shall not change any locks nor place additional locks upon any doors.

7. Tenant shall not use nor keep in the Building any matter having an offensive odor or which may negatively affect the indoor air quality of the Building, nor explosive or highly flammable material, nor shall any animals other than handicap assistance dogs in the company of their masters be brought into or kept in or about the Property.

8. All wires installed by Tenant must be clearly tagged at the distributing boards and junction boxes and elsewhere where required by Landlord, with the number of the office to which said wires lead, and the purpose for which the wires respectively are used, together with the name of the concern, if any, operating same.

9. Tenant shall not place weights anywhere beyond the safe carrying capacity of the Building.

10. The use of rooms as sleeping quarters is strictly prohibited at all times.

11. Tenant shall have the right, at Tenant’s sole risk and responsibility, to use only Tenant’s Share of the parking spaces at the Property. Tenant shall comply with all parking regulations promulgated by Landlord from time to time for the orderly use of the vehicle parking areas, including without limitation the following: Parking shall be limited to automobiles, passenger or equivalent vans, motorcycles, light four wheel pickup trucks and (in designated areas) bicycles. No vehicles shall be left in the parking lot overnight without Landlord’s prior written approval. Parked vehicles shall not be used for vending or any other business or other activity while parked in the parking areas. Vehicles shall be parked only in striped parking spaces, except for loading and unloading, which shall occur solely in zones marked for such purpose, and be so conducted as to not unreasonably interfere with traffic flow within the Property or with loading and unloading areas of other tenants. Employee and tenant vehicles shall not be parked in spaces marked for visitor parking or other specific use. All vehicles entering or parking in the parking areas shall do so at owner’s sole risk and Landlord assumes no responsibility for any damage, destruction, vandalism or theft. Tenant shall cooperate with Landlord in any measures implemented by Landlord to control abuse of the parking areas, including without limitation access control programs, tenant and guest vehicle identification programs, and validated parking programs, provided that no such validated parking program shall result in Tenant being charged for spaces to which it has a right to free use under its Lease. Each vehicle owner shall promptly

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respond to any sounding vehicle alarm or horn, and failure to do so may result in temporary or permanent exclusion of such vehicle from the parking areas. Any vehicle which violates the parking regulations may be cited, towed at the expense of the owner, temporarily or permanently excluded from the parking areas, or subject to other lawful consequence.

12. If Landlord designates the Building as a non-smoking building, Tenant and its Agents shall not smoke in the Building or at the Building entrances and exits or in any other areas around the Building designated by Landlord as non-smoking areas.

13. If at Tenant’s request, Landlord consents to Tenant having a dumpster at the Property, Tenant shall locate the dumpster in the area designated by Landlord and shall keep and maintain the dumpster clean and painted with lids and doors in good working order and, at Landlord’s request, locked.

14. Tenant shall provide Landlord with a written identification of any vendors engaged by Tenant to perform services for Tenant at the Premises (examples: cleaners, security guards/monitors, trash haulers, telecommunications installers/maintenance).

15. Tenant shall comply with any move-in/move-out rules provided by Landlord.

16. Tenant shall cause all of Tenant’s Agents to comply with these Building Rules.

17. Landlord reserves the right to rescind, suspend or modify any rules or regulations and to make such other rules and regulations as, in Landlord’s reasonable judgment, may from time to time be needed for the safety, care, maintenance, operation and cleanliness of the Property. Notice of any action by Landlord referred to in this section, given to Tenant, shall have the same force and effect as if originally made a part of the foregoing Lease. New rules or regulations will not, however, be unreasonably inconsistent with the proper and rightful enjoyment of the Premises by Tenant under the Lease.

18. These Building Rules are not intended to give Tenant any rights or claims in the event that Landlord does not enforce any of them against any other tenants or if Landlord does not have the right to enforce them against any other tenants and such nonenforcement will not constitute a waiver as to Tenant.

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EXHIBIT “C”

TENANT ESTOPPEL CERTIFICATE

Please refer to the documents described in Schedule 1 hereto, (the “Lease Documents”) including the “Lease” therein described; all defined terms in this Certificate shall have the same meanings as set forth in the Lease unless otherwise expressly set forth herein. The undersigned Tenant hereby certifies that it is the tenant under the Lease. Tenant hereby further acknowledges that it has been advised that the Lease may be collaterally assigned in connection with a proposed financing secured by the Property and/or may be assigned in connection with a sale of the Property and certifies both to Landlord and to any and all prospective mortgagees and purchasers of the Property, including any trustee on behalf of any holders of notes or other similar instruments, any holders from time to time of such notes or other instruments, and their respective successors and assigns (the “Beneficiaries”) that as of the date hereof:

1. The information set forth in attached Schedule 1 is true and correct.

2. Tenant is in occupancy of the Premises and the Lease is in full force and effect, and, except by such writings as are identified on Schedule l, has not been modified, assigned, supplemented or amended since its original execution, nor are there any other agreements between Landlord and Tenant concerning the Premises, whether oral or written.

3. All conditions and agreements under the Lease to be satisfied or performed by Landlord have been satisfied and performed.

4. Tenant is not in default under the Lease Documents, Tenant has not received any notice of default under the Lease Documents, and, to Tenant’s knowledge, there are no events which have occurred that, with the giving of notice and/or the passage of time, would result in a default by Tenant under the Lease Documents.

5. Tenant has not paid any Rent due under the Lease more than 30 days in advance of the date due under the Lease and Tenant has no rights of setoff, counterclaim, concession or other rights of diminution of any Rent due and payable under the Lease except as set forth in Schedule 1.

6. To Tenant’s knowledge, there are no uncured defaults on the part of Landlord under the Lease Documents, Tenant has not sent any notice of default under the Lease Documents to Landlord, and there are no events which have occurred that, with the giving of notice and/or the passage of time, would result in a default by Landlord thereunder, and that at the present time Tenant has no claim against Landlord under the Lease Documents.

7. Except as expressly set forth in Part G of Schedule 1, there are no provisions for any, and Tenant has no, options with respect to the Premises or all or any portion of the Property.

8. No action, voluntary or involuntary, is pending against Tenant under federal or state bankruptcy or insolvency law.

9. The undersigned has the authority to execute and deliver this Certificate on behalf of Tenant and acknowledges that all Beneficiaries will rely upon this Certificate in purchasing the Property or extending credit to Landlord or its successors in interest.

10. This Certificate shall be binding upon the successors, assigns and representatives of Tenant and any party claiming through or under Tenant and shall inure to the benefit of all Beneficiaries.

IN WITNESS WHEREOF, Tenant has executed this Certificate this                     day of             , 2        .

Name of Tenant

By:
Title:

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SCHEDULE 1 TO TENANT ESTOPPEL CERTIFICATE

Lease Documents, Lease Terms and Current Status

A.	Date of Lease:

B.	Parties:

1.	Landlord:

2.	Tenant:

C.	Premises:

D.	Modifications, Assignments, Supplements or Amendments to Lease:

E.	Commencement Date:

F.	Expiration of Current Term:

G.	Option Rights:

H.	Security Deposit Paid to Landlord: $

I.	Current Minimum Annual Rent: $

J.	Current Annual Operating Expenses: $

K.	Current Total Rent: $

L.	Square Feet Demised:

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